CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 26, 2022, relating to the financial statements and financial highlights of Cantor FBP Equity & Dividend Plus Fund and Cantor FBP Appreciation & Income Opportunities Fund, each a series of Williamsburg Investment Trust, for the year ended March 31, 2022, and to the references to our firm under the headings “Information About the Existing Funds and New Fund” and “Financial Highlights” in the Combined Proxy Statement and Prospectus.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

April 21, 2023